Exhibit 3.1
SIXTEENTH AMENDMENT TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BRANDYWINE OPERATING PARTNERSHIP, L.P.
THIS SIXTEENTH AMENDMENT, dated August 5, 2010 (this “Amendment”), amends and supplements the Amended and Restated Agreement of Limited Partnership (as heretofore amended and supplemented, the “Partnership Agreement”) of BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used in this Amendment but not defined herein shall have the meanings given to such terms in the Partnership Agreement.
BACKGROUND
A. Under the Partnership Agreement, Brandywine Realty Trust (the “General Partner”), as the sole general partner of the Partnership, has the power and authority to cause the Partnership to issue additional Partnership Interests in one or more newly created classes, with such rights, privileges, preferences and designations, and subject to such limitations, as the General Partner may specify.
B. The General Partner, pursuant to the exercise of such power and authority, is executing this Amendment: (i) to cause the creation of a new class of Partnership Interest designated as the “Class F (2010) Units”, with the rights, privileges and preferences, and subject to the limitations, specified herein and (ii) to cause the issuance of such Class F (2010) Units to BAT Partners, L.P. (the “Admitted Partner”) and its admission as a Limited Partner of the Partnership. The issuance of the Class F (2010) Units is being made in exchange for interests in real estate and real estate related assets sold to the Partnership on the date hereof pursuant to the Purchase and Sale Agreement dated as of August 5, 2010 among the Partnership and the other signatories thereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. The Partnership Agreement is hereby amended to create and establish the Class F (2010) Units having the designation, rights, privileges and preferences, and subject to the limitations, set forth below and to provide for the issuance of such Class F (2010) Units to the Admitted Partner.
(a) Designation and Number. A class of Partnership Interests designated as Class F (2010) Units is hereby established. The number of Class F (2010) Units to be issued to the Admitted Partner is 7,111,112.
(b) Rank. The Class F (2010) Units shall, with respect to distributions payable from and after the Class F (2010) Dividend Start Date as specified below, rank on a parity with the Class A Units.

(c) Distributions.
(i) Prior to August 5, 2011 the “Class F (2010) Distribution Start Date”), no distributions shall accrue or be payable on any Class F (2010) Units. From and after the Class F (2010) Distribution Start Date, distributions shall begin to accrue on each Class F (2010) Unit and each Class F (2010) Unit shall be entitled to receive a distribution in the same amount, in the same form, and at the same time as a distribution is payable on one Class A Unit (provided that with respect to the first such distribution that is made after the Class F (2010) Distribution Start Date, the amount of such distribution shall be pro rated to reflect the period from and after the Class F (2010) Distribution Start Date).
(ii) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, each Class F (2010) Unit shall be entitled to receive distributions as set forth in Section 13.5 of the Partnership Agreement, with clause (iv) of Section 13.5(a) supplemented to reads as follows: “Last, for payment to the General Partner and to the holders of the Class A Units and Class F (2010) Units, in accordance with the positive balances in their respective Capital Accounts after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs (other than those adjustments made pursuant to this Section 13.5(a)(iv)).”
(d) Redemption.
(i) From and after the Class F (2010) Dividend Start Date, each holder of Class F (2010) Units shall have the Redemption Right provided to holders of Class A Units in Article XV of the Partnership Agreement on and subject to the same terms and conditions as if each Class F (2010) Unit were one Class A Unit.
(ii) The General Partner shall have the right, exercisable in its discretion upon five (5) days prior written notice, to require each holder of Class F (2010) Units to exercise the Redemption Right on or at any time after the Class F (2010) Dividend Start Date, provided that the General Partner may exercise the foregoing right to require redemption of Class F (2010) Units under this subparagraph (ii) only if the issuance or resale of Common Shares issuable in settlement of the redemption have been registered under the Securities Act of 1933; provided that the General Partner may not exercise the right under this clause (d)(ii) unless the General Partner has irrevocably agreed to pay the GP Shares Amount (and not the Cash Amount) to all Redeeming Partners other than any Redeeming Partner that agrees to accept the Cash Amount with respect to such Redeeming Partner.
(iii) Without limiting the right of the General Partner in the foregoing subparagraph (d)(ii), the General Partner shall have the right, exercisable in its discretion upon five (5) days prior written notice, to require each holder of Class F (2010) Units to exercise the Redemption Right on or at any time after a Change in Control Event, provided that the General Partner may exercise the foregoing right to require redemption of Class F (2010) Units under this subparagraph (iii) only if (x) the issuance or resale of Common Shares issuable in settlement of the redemption have been registered under the Securities Act of 1933 or any Common Shares issuable in satisfaction of the Redemption Right will be converted in the transaction giving rise to the Change of Control Event into the same per share consideration that holders Common Shares will receive in such transaction; (y) if the holders of Common Shares are entitled to vote on the transaction giving rise to the Change of Control Event then the General Partner must (if it is exercising its right under this subparagraph (iii)) provide for the issuance of Common Shares in settlement of the redemption prior to the record date established for the taking of such a vote; and (z) the General Partner has irrevocably agreed to pay the GP Shares Amount (and not the Cash Amount) to all Redeeming Partners other than any Redeeming Partner that agrees to accept the Cash Amount with respect to such Redeeming Partner. As used herein, the term “Change in Control Event” shall mean the announcement by the General Partner (whether in a Current Report on Form 8-K or press release) of the General Partner’s entry into an agreement that provides for a merger, reorganization or consolidation of the General Partner if the shareholders of the General Partner immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the General Partner resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the voting securities outstanding immediately before such merger, reorganization or consolidation.
(e) Voting Rights. To the fullest extent permitted by law, holders of Class F (2010) Units shall not have voting rights on any matter, provided that no amendment shall be made to the Partnership Agreement or this Amendment without the consent of each holder of Class F (2010) Units affected: (i) to subordinate the ranking of the Class F (2010) Units to Class A Units as to distributions payable from and after the Class F (2010) Dividend Start Date and upon liquidation, (ii) to change the right of the holder of a Class F (2010) Unit to receive the same distribution that is payable on a Class A Units as and to the extent provided in Section 1(c) of this Amendment, (iii) to adversely affect the Redemption Right of Class F (2010) Units or (iv) which has a disproportionate adverse effect on Class F (2010) Units compared to the Class A Units.
(f) Allocations. Prior to the Class F (2010) Dividend Start Date, holders of Class F (2010) Units shall not be allocated items of income, gain, loss and deduction. From and after the Class F (2010) Dividend Start Date and after giving effect to the special allocations set forth in Section 7.2 of the Partnership Agreement, holders of Class F (2010) Units shall be allocated Net Income or Net Loss in the manner provided in Section 7.1 of the Partnership Agreement.
(g) Sales Restriction. In the event that the General Partner issues Common Shares to the holder of Class F (2010) Units in satisfaction of a Redemption Right prior to the ninetieth (90th) day after the Class F (2010) Distribution Start Date, the holder may not sell the Common Shares so issued prior to such ninetieth (90th) day.
(h) Splits; Combinations. In the event that the Class A Units are split or combined (i.e., a reverse split), then each Class F (2010) Unit shall be split or combined on the same date and in accordance with the same ratio applicable to the split or combination of a single Class A Unit.

(i) Securities Legend. The Admitted Partner agrees that certificates, if any, representing Class F (2010) Units or Common Shares issued to it may contain a restrictive legend noting the restrictions on transfer applicable to the Class F (2010) Units and required by federal and applicable state securities laws and that appropriate “stop-transfer” instructions may be given to the transfer agent for the General Partner and the Partnership.
2. Restrictions. Each Holder shall, upon execution of this Amendment, be subject to all of the agreements and restrictions applicable to Limited Partners in the Partnership Agreement.
3. Indemnity. Notwithstanding Section 18.7 of the Partnership Agreement, the General Partner shall indemnify and hold harmless the Admitted Partner pursuant to Section 18.1(a) of the Partnership Agreement for any breach by the General Partner of any of its obligations under the Partnership Agreement, as amended by this Amendment.

4. Confirmation. Except as expressly set forth in this Amendment to the Partnership Agreement, the Partnership Agreement is hereby ratified and confirmed in each and every respect.
IN WITNESS WHEREOF, this Sixteenth Amendment to the Amended and Restated Agreement of Limited Partnership of Brandywine Operating Partnership, L.P. has been executed and delivered as of the date first above written.

GENERAL PARTNER: BRANDYWINE REALTY TRUST
By:
	Name:	Gerard H. Sweeney
	Its	President and Chief Executive Officer

ADMITTED PARTNER: BAT PARTNERS, L.P., a Delaware limited partnership By: BRE/ARCH STREET L.L.C., its general partner
By:
	Name:	David Hirsch
	Title:	Managing Director and Vice President

SCHEDULE “A”

ADMITTED	NUMBER OF
PARTNER	PARTNERSHIP INTERESTS
BAT PARTNERS, L.P.	7,111,112.00

SCHEDULE “B”
BRANDYWINE OPERATING PARTNERSHIP, L.P.
OUTSTANDING PARTNERSHIP INTERESTS
AS OF AUGUST 4, 2010

NUMBER OF PARTNERSHIP
INTERESTS (ALL CLASS A UNITS,
LIMITED PARTNERS	UNLESS OTHERWISE INDICATED
Jack R. Loew	1,245.00
Robert K. Scarborough	92,992.00
M. Sean Scarborough	60,576.00
R. Randle Scarborough	59,578.00
Steven L. Shapiro	1,902.00
Brookstone Holdings of Delaware 6, LLC	7,886.00
Brookstone Holdings of Delaware 5, LLC	80,445.00
Brookstone Holdings of Delaware 4, LLC	7,579.00
Brookstone Investors, LLC	57,126.00
John S. Trogner, Jr.	10,048.31
Ronalee B. Trogner	7,419.93
Donald E. Axinn (Estate)	811,984.00
Calvin Axinn (Estate)	40,927.00
Howard Kantor	31,505.00
Gloria Kantor	21,647.00
Lennard Axinn	2,156.00
Hirschman Family Trust	1,488.00
Helen Geffner	1,488.00
Leo Guthart	876.00
Trust UTW of Theodore Geffner	485.00
William H. Goodwin, Jr.	41,734.00
TRC Associates Limited Partnership	343,006.00
Steven Stattner	100.00
The F.M. Brusseau Trust	23,092.63
Newport National Corporation	55,303.63
Scott R. Brusseau	20,766.12

NUMBER OF PARTNERSHIP
INTERESTS (ALL CLASS A UNITS,
LIMITED PARTNERS	UNLESS OTHERWISE INDICATED
Jeffrey A. Brusseau	19,266.16
D. Kent Dahlke	872.10
Kenneth Hatfield	116,565.67
Michael Tombari	116,565.67
James Gorman	16,010.98
Christopher Knauer	16,010.98
The Jon Reynolds and Ann Reynolds Family Trust	307,516.23
The David Brown Family Trust	142,944.82
The Revocable Trust Declaration of Thomas Terrill and Susan Terrill	7,785.40
The Redford Family Trust (Milton D. Redford/Marcia G. Redford)	15,570.79
The Judith B. Brown 1992 Trust	157,650.82
The Peter M. Reynolds and Christina A. Reynolds Family Trust	70,067.18
C. Thomas Martz	7,785.40
Karen Leigh Brown	5,189.80
Tara Lynne Brown	5,189.80
Kristen Ann Brown	5,189.80
The Reynolds Family Partners	15,570.79
Brandywine Realty Trust	4,209,505.00
Brandywine Holdings I Inc.	5.00

GENERAL PARTNER	NUMBER OF PARTNERSHIPINTERESTS
Brandywine Realty Trust	127,790,791

GENERAL PARTNER	NUMBER OF SERIES D PREFERRED MIRROR UNITS
Brandywine Realty Trust	2,000,000

GENERAL PARTNER	NUMBER OF SERIES E PREFERRED MIRROR UNITS
Brandywine Realty Trust	2,000,000

EXHIBIT 1
IRREVOCABLE PROXY COUPLED WITH AN INTEREST
KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby irrevocably constitutes and appoints the General Partner, any Liquidating Trustee, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name,. place and stead to: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidating Trustee deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (ii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; and (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to the provisions of this Agreement, or the Capital Contribution of any Partner. The foregoing power of attorney is irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive the death, incapacity or incompetency of a Limited Partner to the effect and extent permitted by law and the Transfer of all or any portion of such Limited Partner’s Partnership Units and shall extend to such Limited Partner’s heirs, distributees, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Proxy on this 5th day of August, 2010.

GENERAL PARTNER: BRANDYWINE REALTY TRUST
By:
	Name:	Gerard H. Sweeney
	Its:	President and Chief Executive Officer

ADMITTED PARTNER: BAT PARTNERS, L.P., a Delaware limited partnership By: BRE/ARCH STREET L.L.C., its general partner
By:
	Name:	David Hirsch
	Title:	Managing Director and Vice President